SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 13, 2024, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), distributed the following materials filed herewith as Exhibit 1 to shareholders of the Company.

Exhibit 1

Trian Comments on The Walt Disney Company’s Disingenuous and Hyperbolic Rhetoric

Expresses disappointment in the mudslinging tone and content of Disney’s communications, and notes that Disney is attempting to sidestep the longstanding performance issues at the Company

Notes that Disney’s most prominent supporters have been paid tens of millions of dollars by Disney

Calls upon Disney shareholders to support change by electing Nelson Peltz and Jay Rasulo

NEW YORK, March 13, 2024 – Trian Fund Management, L.P. has nominated two candidates, Nelson Peltz and Jay Rasulo, for election to the Board of Directors of The Walt Disney Company (NYSE: DIS). Trian opposes the reelection of two of Disney’s incumbent directors, Michael B.G. Froman and Maria Elena Lagomasino. Trian and Disney have been advocating for their respective director candidates and soliciting votes from Disney shareholders ahead of the Company’s 2024 Annual Meeting of Shareholders, which will be held on April 3.

Trian issued the following statement regarding Disney’s recent communications during this election campaign:

Trian is disappointed that Disney is running a scorched-earth campaign that appears to be focused on deflecting attention from the Board’s failures.

Trian loves The Walt Disney Company and believes it has unparalleled assets and opportunities and every reason to grow and prosper. That is why the Trian Group is one of Disney’s largest shareholders, with a stake worth more than $3.5 billion.1 Trian’s only objective in this campaign is to help Disney and all its shareholders, just as Trian has sought to do during its 20-year history at more than two dozen well-respected public companies.

But instead of recognizing our good faith and track record, Disney claims that we have a history of “attacking”2 companies and have “infiltrated”3 boards and we are seeking to create “maximum disruption.”4 More unscrupulous still is Disney’s claim that our candidates (including Disney’s own former CFO) are “oblivious”5 and that our ideas for improving the Company are “dangerous”6 and “inane.”7

In our view, this charged and disingenuous rhetoric seems calculated to distract shareholders from Disney’s poor track record and sidestep accountability. So too is Disney’s focus in this campaign on Bob Iger and Ike Perlmutter.

This election contest is not about Mr. Iger or Mr. Perlmutter. We do not oppose Mr. Iger’s reelection nor his continued service as CEO. Mr. Perlmutter is not on the ballot, is not seeking a Board seat and will not influence the fiduciary responsibilities of our candidates. He owns more than $2.5 billion of Disney stock; 8 he, like all shareholders, wants Disney to improve and create value. The relationship between Mr. Iger and Mr. Perlmutter is irrelevant. Every drop of ink Disney spills on these subjects appears to be an attempt by the Board to avoid the topic at hand: the need for improved performance at Disney and change in the boardroom.

The fact is that Disney has significantly underperformed its potential, its peers and the market during the tenures of incumbent directors Michael B.G. Froman and Maria Elena Lagomasino, whom we seek to replace.9 During each of their directorships (until Trian began pushing for change), Disney’s stock was down more than 20%.10 During both of their tenures, the Company’s earnings per share have declined.11 Disney cannot and does not dispute this reality.

Instead, the Company’s Board has concocted a distorted picture of performance, splicing together stock returns from more than a decade before these directors were on the Board with results over the most recent 17 months, conveniently leaving out nearly three years in the middle.12 This is akin to a football team claiming it actually won the game by simply refusing to recognize all the points scored by the other team in the third quarter.

Worse still, Disney is trying to count “points” scored in the early 2000s, long before Mr. Froman and Ms. Lagomasino were even on the Board. Moreover, Disney would have shareholders compare the score against only its weakest competitors – those with just legacy media businesses – rather than against the group of peers that Disney has previously used to justify paying executives hundreds of millions. In our view, reporting the score this way is misleading.

Furthermore, Disney has manipulated its analysis of Trian’s contributions to portfolio companies. For the eleven Trian investments for which Mr. Peltz joined the board, these companies subsequently delivered 17% average annualized returns.13

Disney also appears to be leaning on its investment bankers and commercial partners for public endorsements,14 when this campaign should be focused not on statements of highly compensated bankers and service providers, but on how shareholders can ensure good governance and oversight from the Board. Notably, neither J.P. Morgan, Disney’s lead “activism defense” advisor, nor ValueAct, which has managed hundreds of millions for Disney’s pension fund,15 have anything to say about Mr. Froman, Ms. Lagomasino or Disney’s other non-management directors. Parties to lucrative arrangements are typically happy to say nice things about their client’s CEO. The fact is that shareholders have been left in the dark about how many millions of dollars the firms making these endorsements have and will be paid.

Irrespective of the paid endorsers or harsh rhetoric it uses, Disney cannot convince us, or, we suspect, our fellow owners, that the Company is performing well. Disney claims that the “correct” way to measure a company’s performance is to look at the current stock price.16 So, we did, and the numbers speak for themselves: Disney has been on a losing streak for many years, underperforming its peers over one year, three years and five years; since the announcement and closing of the Fox acquisition; since the BAMTech acquisition, which Disney now claims was a milestone in its transformation;17 and since the launch of Disney+.18 Over what relevant period has this Board created value for shareholders?

In our view, Disney was slow to adapt to streaming, significantly overpaid for the Fox acquisition, has lagging media margins, is spending tens of billions on the Parks without a disclosed timeframe or plan, has announced term sheets to drive excitement on deals that are still being negotiated and has misaligned its executive compensation for more than a decade. Change is needed.

Given Disney’s many competitive advantages, Trian is convinced Disney can outperform for shareholders in the future. To Restore the Magic at Disney, we believe the Board needs focused and aligned directors who are committed to helping to set ambitious goals and hold management accountable.

We encourage our fellow Disney shareholders to vote for Mr. Peltz and Mr. Rasulo, while withholding support from Mr. Froman, Ms. Lagomasino and all three Blackwells Nominees.

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote “FOR” Nelson Peltz and Jay Rasulo, and “WITHHOLD” on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees. For more information, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (“Disney” or the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

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Disney also appears to be leaning on its well-compensated investment bankers and commercial partners for public endorsements, when this campaign should be focused not on how bankers and vendors feel about Mr. Iger, but on how shareholders can ensure good governance and oversight from the Board…..J.P. Morgan appears to be prioritizing its commercial relationship with Disney’s management over its responsibilities to Disney and its shareholders, including J.P. Morgan’s own asset management clients.

____________________

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission (the “SEC”) by Trian Fund Management L.P. and certain of its affiliates and other persons (the “Definitive Proxy Statement”)) for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $775,000, in each case as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney’s share price at the close of business on March 12, 2024.

2 Disney video filed with the SEC on March 11, 2024 (the “Disruptive Video”).

3 Id.

4 Disney presentation filed with the SEC on March 11, 2024 (the “March 11 Presentation”) at page 35.

5 Id. at page 42.

6 Id. at page 44.

7 Id. at page 4.

8 Ike Perlmutter beneficially owns 25,569,059 Disney shares worth more than $2.5 billion, as further detailed in the Definitive Proxy Statement. Market value based on Disney’s share price at close of business on March 12, 2024.

9 FactSet. Note: Disney performance measures TSR through 10/06/23 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation; “Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Definitive Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery; “Market” represents the S&P 500 which we highlight here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

10 Id.

11 Based on Disney’s GAAP earnings per share for the last twelve months ended December 1, 2015 and September 7, 2018, when the tenures of Ms. Lagomasino and Mr. Froman, respectively, began – $4.90 and $7.95, respectively – compared to Disney’s FY2023 GAAP earnings per share of $1.29.

12 The March 11 Presentation at page 51.

13 Trian presentation filed with the SEC on March 4, 2024 (the “Trian White Paper”) at page 88.

14 See, for example, Disney solicitation materials filed with the SEC on March 12, 2024; March 11, 2024; March 4, 2024; and February 27, 2024, all of which reference ValueAct Capital Management. See also, JPMorgan Chase CEO Jamie Dimon’s statement on March 12, 2024.

15 Schedule C to Form 5500 of The Walt Disney Company Retirement Plan Master Trust for fiscal years 2013 through 2022.

16 Disney presentation filed with the SEC on March 13, 2024 (the “March 13 Presentation”) at page 6.

17 The March 11 Presentation at page 14.

18 FactSet. Note: Disney relative performance measures TSR through 03/12/24 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. “Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Definitive Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery.